As filed with the Securities and Exchange Commission on December 20, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

SYNTHETECH, INC.
(Exact name of Registrant as specified in its charter)

Oregon	84-0845771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1290 Industrial Way
Albany, Oregon  97322
541-967-6575
(Address of principal executive offices, including zip code)

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND GHASSAN ALNASSER, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND SAMEER ATHAMNEH, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND JARED BELL, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND JEREMY CRITES, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND RICHARD DIEDRICH, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND DANIEL FAGAN, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND EDWIN FAULKNER, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND GLENDA FLEMING, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND GREGORY HAHN, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND ERIC HATCHER, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND DOUG ISAAC, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND RYAN LINK-COLE, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND CARLOS LOREDO, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND JAMES LUPO, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND DONNA MARTIN, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND JOEL MELKA, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND JOE MURPHY, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND DERON NEUKOMM, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND TINA OHLING, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND JOSE OSUNA, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND LAURA RAY, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND BRETT REYNOLDS, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND DAVID SHORT, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND DOMINIC SQUIRES, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND MIKE STANDEN, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND CHRIS STUPEL, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND KHANG TRAN, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND EDWARD VAWTER, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND THOMAS VIGNON, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND GARY WEBER, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND CHARLES WELLS, DATED AS OF APRIL 17, 2007

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN SYNTHETECH, INC. AND DENNIS WILLHITE, DATED AS OF APRIL 17, 2007

 (Full title of the plan)

Gary Weber
1290 Industrial Way
Albany, Oregon 97322
541 967-6575
(Name, address and telephone number, including area code, of agent for service)
______________________

Copy to:
David Matheson
Danielle Benderly
Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor
Portland, Oregon 97209-4128
503-727-2000

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share, (including any associated common stock purchase rights) subject to the outstanding options under the:
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Ghassan Alnasser	10,000	$ 0.46	$ 4,600.00	$ 0.14
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Sameer Athamneh	3,000	$ 0.46	$ 1,380.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Jared Bell	2,500	$ 0.46	$ 1,150.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Jeremy Crites	2,500	$ 0.46	$ 1,150.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Daniel Fagan	50,000	$ 0.46	$23,000.00	$ 0.71
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Richard Diedrich	2,500	$ 0.46	$ 1,150.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Edwin Faulkner	2,500	$ 0.46	$ 1,150.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Glenda Fleming	2,000	$ 0.46	$ 920.00	$ 0.03
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Gregory Hahn	100,000	$ 0.46	$46,000.00	$ 1.41
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Eric Hatcher	1,500	$ 0.46	$ 690.00	$ 0.02
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Doug Isaac	6,000	$ 0.46	$ 2,760.00	$ 0.08

Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Ryan Link-Cole	3,000	$ 0.46	$ 1,380.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Carlos Loredo	5,000	$ 0.46	$ 2,300.00	$ 0.07
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and James Lupo	2,500	$ 0.46	$ 1,150.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Donna Martin	3,000	$ 0.46	$ 1,380.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Joel Melka	75,000	$ 0.46	$34,500.00	$ 1.06
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Joe Murphy	25,000	$ 0.46	$11,500.00	$ 0.35
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Deron Neukomm	20,000	$ 0.46	$ 9,200.00	$ 0.28
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Tina Ohling	10,000	$ 0.46	$ 4,600.00	$ 0.14
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Jose Osuna	3,000	$ 0.46	$ 1,380.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Laura Ray	6,000	$ 0.46	$ 2,760.00	$ 0.08
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Brett Reynolds	30,000	$ 0.46	$13,800.00	$ 0.42
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and David Short	20,000	$ 0.46	$ 9,200.00	$ 0.28
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Dominic Squires	6,000	$ 0.46	$ 2,760.00	$ 0.08
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Mike Standen	25,000	$ 0.46	$11,500.00	$ 0.35
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Chris Stupel	1,500	$ 0.46	$ 690.00	$ 0.02
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Khang Tran	2,500	$ 0.46	$ 1,150.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Edward Vawter	20,000	$ 0.46	$ 9,200.00	$ 0.28

Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Thomas Vignon	1,000	$ 0.46	$ 460.00	$ 0.01
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Gary Weber	75,000	$ 0.46	$34,500.00	$ 1.06
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Charles Wells	3,000	$ 0.46	$ 1,380.00	$ 0.04
Stock Option Grant Notice and Stock Option Agreement between Synthetech, Inc. and Dennis Willhite	6,000	$ 0.46	$ 2,760.00	$ 0.08
Total:	525,000		$ 241,500.00	$ 7.41

(1)
Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)
The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee based on the exercise price of the outstanding options being registered on this Registration Statement pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is estimated to be $0.46 based on the average of the high sales price $0.47 and the low sales price $0.45 for the Registrant's Common Stock on December 17, 2007.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed on June 8, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 (filed on August 9, 2007) and September 30, 2007 (filed on November 13, 2007);

(c) The Registrant's Current Reports on Form 8-K, filed on June 26, 2007, November 6, 2007, November 21, 2007 and December 4, 2007; and

(d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed on November 8, 1984 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are an Oregon corporation. Section 60.047 of the Oregon Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty, bad faith, intentional misconduct, knowing violations of law, illegal corporate distributions, or any transaction from which the director receives an improper personal benefit. Article VII of our articles of incorporation contains provisions implementing such limitations on a director’s liability to the Registrant and its shareholders to the fullest extent permitted by Oregon law.

Sections 60.391 through 60.414 of the Oregon Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII of our articles of incorporation provides for indemnification of our directors, officers, employees and agents to the maximum extent not prohibited by Oregon law.

We may also indemnify our directors and officers against liability they may incur for serving in those capacities pursuant to a liability insurance policy we maintain for this purpose. In addition, we have contractually agreed to indemnify each of our directors for any liability they may incur by reason of the fact that they serve in that capacity, including liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)
23.2	Consent of Peterson Sullivan PLLC (Independent Registered Public Accounting Firm)
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1
Form of Synthetech, Inc. Stock Option Grant Notice and Stock Option Agreement (This exhibit represents other substantially identical documents that have been omitted because they are substantially identical to this document in all material respects and an Appendix attached to this exhibit sets forth material details by which the omitted documents differ from this exhibit.).

Item 9.    UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of Oregon, on December 20, 2007.

Synthetech, Inc.

/s/ Gary A. Weber
By:	Gary A. Weber
Vice President Finance and Administration, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Daniel T. Fagan or Gary A. Weber, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on December 20, 2007.

Signature	Title

/s/ Daniel T. Fagan	Chairman of the Board of Directors and Chief Executive Officer
Daniel T. Fagan	(Principal Executive Officer)

/s/ Gary A. Weber	Vice President Finance and Administration, Chief Financial Officer, Secretary and Treasurer
Gary A. Weber	(Principal Financial Officer and Principal Accounting Officer)

/s/ Paul C. Ahrens	Director
Paul C. Ahrens

/s/ Howard L. Farkas	Director
Howard L. Farkas

/s/ Donald E. Kuhla	Director
Donald E. Kuhla

/s/ Hans C. Noetzli	Director
Hans C. Noetzli

/s/ Charles B. Williams	Director
Charles B. Williams

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)
23.2	Consent of Peterson Sullivan PLLC (Independent Registered Public Accounting Firm)
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1
Form of Synthetech, Inc. Stock Option Grant Notice and Stock Option Agreement (This exhibit represents other substantially identical documents that have been omitted because they are substantially identical to this document in all material respects and an Appendix attached to this exhibit sets forth material details by which the omitted documents differ from this exhibit.).